Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES REPORTS JUNE QUARTER OPERATING RESULTS

For Three Months Ended June 2004 Sales Increase of 18.0 % and EPS of $0.30

Company Reaffirms $1.00 to $1.05 EPS for Fiscal Year 2004

(Newport Beach, California, July 15, 2004) – Water Pik Technologies, Inc. (NYSE: PIK) today announced sales for the quarter ended June 30, 2004 were $90.3 million, an increase of 18.0 percent as compared to sales of $76.5 million for the same period in 2003.  The organic sales growth for the quarter, excluding two recent acquisitions, was 12.0 percent.  Net income was $3.8 million or $0.30 per share for June 2004 quarter as compared to $3.8 million or $0.31 per share for the same period in 2003.  The June 2004 quarter EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations was $8.6 million as compared to $9.0 million for the June 2003 quarter.

(In thousands, except per share amounts) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Sales	$90,272	$76,496	$157,933	$131,885
Operating income	$6,206	$6,544	$5,365	$4,127
Net income	$3,786	$3,847	$2,937	$2,010
Net income per common share	$0.30	$0.31	$0.23	$0.16
EBITDA from continuing operations	$8,613	$8,986	$10,283	$8,929

Sales for six months ended June 30, 2004 were $157.9 million, an increase of 19.7 percent as compared to sales of $131.9 million for the same period in 2003.  The organic sales growth for the six months, excluding two recent acquisitions, was 12.7 percent.  Net income increased 46.1 percent to $2.9 million or $0.23 per share for the six months ended June 2004 as compared to $2.0 million or $0.16 per share for the same period in 2003.  For the six months ended June 2004 EBITDA from continuing operations was $10.3 million as compared to $8.9 million for the same period in 2003.

more

“The strong sales growth of 39 percent and operating profit growth of 67 percent generated by our Pool Products and Heating Systems segment exceeded our expectations,” said Water Pik Technologies’ Chief Executive Officer Michael P. Hoopis.  “These results continue to be driven by the success of our pool builder conversion strategy and the strong acceptance of our new commercial water heating products.”

“The results of our Personal Health Care segment were disappointing following two very strong quarters of positive sales and earnings growth,” continued Hoopis.  “The business encountered several short term issues that came together during the quarter resulting in a performance below our expectations for the June 2004 quarter.”

“We did see some softness in the retail climate throughout the quarter, which impacted customer order levels.  The quarter was also impacted by competitive pressures, delayed customer rollouts of product sets, some product availability issues and a lower level of promotional activity by some retailers compared to the prior year.  We have responded promptly and appropriately to the sales and profit shortfall by initiating necessary cost reductions to improve profitability.  With the continuing rollout of product sets and a new product pipeline that includes the Instapure® water filter, Elements™ showerheads and the Waterpik® cordless dental water jet, we expect sales growth of 7 to 9 percent in the September quarter.”

“Additionally, we have decided to pursue an orderly exit of the personal stress relief products category,” added Hoopis.  “While the strategic review commenced earlier this year is ongoing, this decision will enable us to focus our product development, marketing and selling resources on our core personal health care product lines toward the goal of improving our operating margin and return on capital.”

Business Segment Performance

(Amounts in thousands) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
POOL PRODUCTS AND HEATING SYSTEMS:
Pool products	$55,693	$39,528	$85,923	$58,992
Water-heating systems	9,320	7,175	18,047	15,322
Total sales	$65,013	$46,703	$103,970	$74,314

Gross profit	$16,587	$11,871	$22,535	$16,016

Operating income	$7,111	$4,266	$4,640	$456

Gross profit as a percent of sales	25.5%	25.4%	21.7%	21.6%
Operating income as a percent of sales	10.9%	9.1%	4.5%	0.6%

For three months ended June 30, Pool Products and Heating Systems:

•                  Sales increased 39.2 percent due primarily to the success of new product programs and two recent acquisitions.  Pool product sales, driven by the success of the Company’s pool builder conversion program, increased 40.9 percent due to increased sales of electronic controls, pumps, filters, pool heaters and $5.2 million in heat pump and chlorinator sales from recent acquisitions.  Water-heating system sales increased 29.9 percent due primarily to sales of commercial heating systems driven by the Laars® Rheos® and Pennant® boilers.

•                  Gross profit increased $4.7 million due primarily to higher sales.

•                  Operating income increased $2.8 million due primarily to higher gross profit and lower research and development costs offset by higher selling expenses.

(Amounts in thousands) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
PERSONAL HEALTH CARE:
Oral health products	$12,338	$12,609	$23,316	$23,526
Shower products	11,169	14,316	28,033	29,723
Other products	1,752	2,868	2,614	4,322
Total sales	$25,259	$29,793	$53,963	$57,571

Gross profit	$8,523	$12,280	$19,911	$23,429

Operating income (loss)	$(905)	$2,278	$725	$3,671

Gross profit as a percent of sales	33.7%	41.2%	36.9%	40.7%
Operating income (loss) as a percent of sales	(3.6)%	7.6%	1.3%	6.4%

For three months ended June 30, Personal Health Care:

•                  Sales decreased 15.2 percent due primarily to lower sales of Shower products.  Sales for Shower products decreased $3.1 million due primarily to higher promotional activities during the June 2003 quarter and delayed customer rollouts of product sets during the June 2004 quarter.  Sales for the Other products category declined due primarily to lower sales of personal stress relief products.

•                  Gross profit decreased $3.8 million due to lower sales, higher allowances and a reserve for slow moving personal stress relief products.  Gross profit as a percent of sales decreased due primarily to lower sales resulting in fixed manufacturing cost increasing as a percent of sales as well as higher allowances and inventory reserves.

•                  Operating loss for the quarter was $0.9 million due to lower gross profit partially offset by lower advertising costs.

Additional Financial Highlights

One-time proxy solicitation expenses for the three months and six months ended June 30, 2004 were $0.4 million and $0.6 million, respectively.

For six months ended June 30, 2004, cash provided by operating activities of $30.3 million and $2.1 million in proceeds from stock option exercises were used to fund acquisitions and capital expenditures totaling $12.4 million, and to repay borrowings under revolving credit facilities and promissory notes.

Capital expenditures from continuing operations for the three months and six months ended June 30, 2004 were $1.5 million and $2.2 million, respectively, compared to $1.7 million and $2.6 million, respectively, for the same periods last year.  Depreciation and amortization from continuing operations for the three months and six months ended June 30, 2004 were $2.4 million and $4.9 million, respectively, compared to $2.5 million and $4.8 million, respectively, for the same periods of 2003.

September 2004 Fiscal Year End

The Company previously announced the new fiscal year will be the 52- or 53-week period ending on the Sunday nearest September 30, effective in 2004.  In December 2004 a Form 10-K reporting financial results for the nine month transition period ending in September 2004 will be filed with the Securities and Exchange Commission.

Outlook

The Company outlook for sales growth for the twelve months ending September 2004 (Fiscal Year 2004) is in the range of 16 to 18 percent.  Sales growth for the Pool Products and Heating Systems segment, including the acquisitions of Air Energy Heat Pumps, Inc. and Huron Tech Systems, is targeted in the range of 28 to 30 percent.  Sales growth for the Personal Health Care segment is targeted in the range of 7 to 9 percent for the September 2004 quarter and up to 2 percent for Fiscal Year 2004.  Earnings per share for Fiscal Year 2004 are targeted in the range of $1.00 to $1.05 per diluted share.

Supplemental Information for Nine Months Ended June 30

The presentation of consolidated and segment results for the nine months ended June 30, 2004, which includes the previously announced December 2003 quarter and the comparable period from the prior year, is provided to assist the investment community in the understanding and analysis of the Company’s outlook for the twelve months ending September 2004.

(In thousands, except per share amounts) (Unaudited)	Nine Months Ended June 30,
	2004	2003	$ Change	% Change

Sales	$255,044	$216,489	$38,555	17.8%
Operating income	$15,037	$10,640	$4,397	41.3%
Income from continuing operations	$8,901	$6,034	$2,867	47.5%
Net income	$8,876	$2,245	$6,631	295.4%
EPS from continuing operations	$0.71	$0.49	$0.22	44.9%
Net income per common share	$0.71	$0.18	$0.53	294.4%
EBITDA from continuing operations	$22,591	$17,802	$4,789	26.9%

For nine months ended June 30, Water Pik Technologies, Inc.:

•                  Sales increased 17.8 percent due to a 31.3 percent growth in the Pool Products and Heating Systems segment offset by a 0.8 percent decline in the Personal Health Care segment. The organic sales growth for the period, excluding two recent acquisitions, was 11.3 percent.

•                  Operating income as a percent of sales increased to 5.9 percent from 4.9 percent in 2003.

(Amounts in thousands) (Unaudited)	Nine Months Ended June 30,
	2004	2003	$ Change	% Change
POOL PRODUCTS AND HEATING SYSTEMS:
Pool products	$134,985	$100,131	$34,854	34.8%
Water-heating systems	29,577	25,169	4,408	17.5%
Total sales	$164,562	$125,300	$39,262	31.3%

Gross profit	$38,422	$30,211	$8,211	27.2%

Operating income	$12,143	$6,533	$5,610	85.9%

Gross profit as a percent of sales	23.3%	24.1%
Operating income as a percent of sales	7.4%	5.2%

For nine months ended June 30, Pool Products and Heating Systems:

•                  Sales increased 31.3 percent due primarily to new products and two recent acquisitions.  Pool product sales, driven by the success of the Company’s pool builder conversion program, increased 34.8 percent due to increased sales of electronic controls, pumps, filters, pool heaters and $14.7 million in heat pump and chlorinator sales from recent acquisitions.  Water-heating system sales increased 17.5 percent due primarily to sales of commercial heating systems driven by the Laars® Rheos® and Pennant® boilers.

•                  Gross profit increased $8.2 million due primarily to higher sales.  Gross profit as a percent of sales declined due primarily to increased warranty costs, product mix and higher product costs.

•                  Operating income increased $5.6 million due primarily to higher gross profit and lower research and development costs offset by increased selling and general and administrative expenses.

(Amounts in thousands) (Unaudited)	Nine Months Ended June 30,
	2004	2003	$ Change	% Change
PERSONAL HEALTH CARE:
Oral health products	$37,638	$37,775	$(137)	(0.4)%
Shower products	46,665	45,819	846	1.8%
Other products	6,179	7,595	(1,416)	(18.6)%
Total sales	$90,482	$91,189	$(707)	(0.8)%

Gross profit	$33,924	$35,763	$(1,839)	(5.1)%

Operating income	$2,894	$4,107	$(1,213)	(29.5)%

Gross profit as a percent of sales	37.5%	39.2%
Operating income as a percent of sales	3.2%	4.5%

For nine months ended June 30, Personal Health Care:

•                  Sales decreased 0.8 percent due primarily to lower water filtration sales within the Other products category.

•                  Gross profit decreased $1.8 million due to lower sales, higher allowances and product mix.  Gross profit as a percent of sales decreased due primarily to higher allowances and product mix.

•                  Operating income decreased $1.2 million for the period to $2.9 million due to lower gross profit and higher general and administrative expenses partially offset by lower advertising costs.

Investor Conference Call and Web Cast

A conference call to discuss operating results for the three months ended June 30, 2004 will be held with Mike Hoopis, Water Pik Technologies’ President and CEO, and Vic Streufert, the Company’s Vice President, Finance and CFO, at 11:00 am Pacific Daylight Time (2:00 pm EDT), Friday, July 16, 2004.  To access the live web cast or an archived replay, please go to www.waterpik.com or www.vcall.com.

If you are interested in listening to the conference call, please dial 888-323-2712 at least five minutes before the scheduled conference call start time.  The access code for this conference call is: PIK.  Approximately two hours after the end of the call, you may access a replay of the call by dialing 888-403-4662.  The replay will be available through 11:00 am Pacific Daylight Time on July 21st.

Forward-looking Statements

In this press release, the statements from Mr. Hoopis are forward-looking statements.  Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company’s filings with the Securities and Exchange Commission, including, among others, its ability to develop new products and execute its growth strategy, the uncertainty of new product testing and regulatory approvals, the uncertainty that its marketing efforts will achieve the desired results with respect to existing or new products, its dependence on key customers, the seasonal nature of its businesses, the impact on consumer confidence and consumer spending, the effect of product liability claims, the impact of rising commodity costs such as steel, copper and oil, risks associated with using foreign suppliers including increased transportation costs, failure to protect its intellectual properties and its ability to integrate acquisitions and realize expected synergies.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire.  These forward-looking statements represent the Company’s judgment only as of the date of this press release.  As a result, the reader is cautioned not to rely on these forward-looking statements.  The Company does not have any intention or obligation to update these forward-looking statements.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates ten major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the following schedules reconcile EBITDA (earnings before interest, taxes, depreciation and amortization) to income from continuing operations before taxes, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP), for the periods presented.

In order to fully assess our financial results, we believe that EBITDA is an appropriate measure for evaluating our operating performance.  We are providing this information because it is a key metric to the investment community and assists in their understanding and analysis of our operating performance.  Accordingly, EBITDA should be considered in addition to, and not as a substitute for, or superior to, any measures of financial performance prepared in compliance with GAAP.

The following tables represent consolidated statements of operations, consolidated and segment reconciliation of EBITDA to income from continuing operations before income taxes, condensed consolidated balance sheets and consolidated statements of cash flows.

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Sales	$90,272	$76,496	$157,933	$131,885
Gross profit	25,110	24,151	42,446	39,445
Selling expenses	11,592	10,998	22,768	21,924
General and administrative expenses	5,618	4,920	10,917	9,518
Research and development expenses	1,694	1,689	3,396	3,876
Operating income	6,206	6,544	5,365	4,127
Interest expense	348	560	894	1,099
Other income	(90)	(84)	(160)	(208)
Income from continuing operations before income taxes	5,948	6,068	4,631	3,236
Income tax provision	2,167	2,214	1,699	1,179
Income from continuing operations	3,781	3,854	2,932	2,057

Discontinued operations:
Income (loss) from operations of discontinued product line	7	(9)	7	(72)
Income tax provision (benefit)	2	(2)	2	(25)
Income (loss) on discontinued operations	5	(7)	5	(47)
Net income	$3,786	$3,847	$2,937	$2,010

Diluted net income per common share
Continuing operations	$0.30	$0.31	$0.23	$0.16
Discontinued operations	—	—	—	—
Net income	$0.30	$0.31	$0.23	$0.16

Weighted average common shares outstanding - diluted	12,592	12,282	12,590	12,274

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED AND SEGMENT RECONCILIATION OF EBITDA TO INCOME

FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

 (Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

WATER PIK TECHNOLOGIES, INC.
Reconciliation of EBITDA:
Income from continuing operations before income taxes	$5,948	$6,068	$4,631	$3,236
Interest expense, net	242	460	728	875
Depreciation and amortization	2,423	2,458	4,924	4,818
EBITDA from continuing operations	$8,613	$8,986	$10,283	$8,929

POOL PRODUCTS AND HEATING SYSTEMS
Reconciliation of EBITDA:
Income from continuing operations before income taxes	$6,834	$4,018	$3,987	$(26)
Interest expense, net	277	241	659	472
Depreciation and amortization	1,009	1,000	2,012	1,973
EBITDA from continuing operations	$8,120	$5,259	$6,658	$2,419

PERSONAL HEALTH CARE
Reconciliation of EBITDA:
Income (loss) from continuing operations before income taxes	$(886)	$2,050	$644	$3,262
Interest expense (income), net	(35)	219	69	403
Depreciation and amortization	1,414	1,458	2,912	2,845
EBITDA from continuing operations	$493	$3,727	$3,625	$6,510

Supplemental Information

	Nine Months Ended June 30,
	2004	2003

WATER PIK TECHNOLOGIES, INC.
Reconciliation of EBITDA:
Income from continuing operations before income taxes	$13,903	$9,399
Interest expense, net	1,108	1,261
Deprecitation and amortization	7,580	7,142
EBITDA from continuing operations	$22,591	$17,802

WATER PIK TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

 (Amounts in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Cash	$3,272	$970
Accounts receivable, net	61,256	85,527
Inventories	40,132	41,772
Deferred income taxes	7,453	7,321
Prepaid expenses and other current assets	2,759	4,320
Total current assets	114,872	139,910
Property, plant and equipment, net	45,939	48,637
Goodwill, net	34,928	26,020
Deferred income taxes	909	657
Other assets	3,794	3,352
TOTAL ASSETS	$200,442	$218,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$23,632	$25,169
Accrued income taxes	766	1,559
Accrued liabilities	25,741	28,797
Current portion of long-term debt	3,874	3,879
Total current liabilities	54,013	59,404
Long-term debt, less current portion	24,827	42,589
Other accrued liabilities	5,139	5,242
TOTAL LIABILITIES	83,979	107,235
TOTAL STOCKHOLDERS’ EQUITY	116,463	111,341
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$200,442	$218,576

WATER PIK TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2004	2003

Operating activities:
Net income	$2,937	$2,010
Loss (income) from discontinued product line	(5)	47
Income from continuing operations	2,932	2,057
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,924	4,818
Deferred income taxes	(366)	662
Tax benefit from exercise of stock options	547	—
Compensation expense arising from stock awards	417	362
Interest income from stockholder notes	(64)	(223)
Change in operating assets and liabilities:
Accounts receivable	23,992	27,379
Inventories	2,686	(4,199)
Accounts payable	(1,689)	(3,326)
Accrued liabilities	(3,257)	(10,633)
Accrued income taxes	(793)	(51)
Other assets and liabilities	989	(940)
Cash provided by operating activities	30,318	15,906

Investing activities:
Purchase of business	(10,128)	(7,703)
Purchase of property, plant and equipment	(2,234)	(2,569)
Disposal of property, plant and equipment	27	32
Cash used in investing activities	(12,335)	(10,240)

Financing activities:
Net borrowings under revolving credit facilities	(15,862)	(3,884)
Payments on promissory notes	(1,905)	(1,912)
Proceeds from exercise of options	2,120	56
Cash used in financing activities	(15,647)	(5,740)
Effect of exchange rate changes on cash	(39)	(58)
Cash provided by (used in) discontinued operations	5	(47)
Increase (decrease) in cash	2,302	(179)
Cash at beginning of period	970	1,038

Cash at end of period	$3,272	$859

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